                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          NHANCEMENT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
    (2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
    (5)   Total fee paid:

          ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:

          ----------------------------------------------------------------------
    (2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
    (3)   Filing Party:

          ----------------------------------------------------------------------
    (4)   Date Filed:

          ----------------------------------------------------------------------

                                                                January 28, 1999



Dear Shareholder:


     You are cordially invited to attend the NHancement Technologies Inc. 1999 Annual Meeting of Shareholders to be held on February 25, 1999 at 2:30 p.m., local time, at the Company's offices located at 39420 Liberty Street, Fremont, California 94538.

     At the 1999 Annual Meeting, you will be asked to elect four directors and ratify the appointment of BDO Seidman, LLP as the Company's independent auditor for the fiscal year ending September 30, 1999.

     We hope you will be able to attend the 1999 Annual Meeting on February 25, for a report on the status of the Company's business and performance during 1998. There will be an opportunity for shareholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.



                                   Very truly yours,



                                   DOUGLAS S. ZORN, CEO AND PRESIDENT
                                       NHancement Technologies Inc.

                    NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                            NHANCEMENT TECHNOLOGIES INC.
                                  FEBRUARY 25, 1999


TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of NHancement Technologies Inc. (the "Company"), a Delaware corporation, will be held on February 25, 1999 at 2:30 p.m., local time, at its offices located at 39420 Liberty Street, Fremont, California 94538 for the following purposes:

     1. To elect four directors to serve until the next annual meeting of shareholders, or until their respective successors shall be duly elected and qualified;

     2. To ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending September 30, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Holders of Common Stock and all shares of Common Stock into which shares of Series A Convertible Preferred Stock were convertible at the close of business on January 6, 1999, are entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof. A complete list of such shareholders will be open to the examination of any shareholder at the Company's principal offices at 39420 Liberty Street, Fremont, California 94538, for a period of ten (10) days prior to the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

     This Notice, the accompanying Proxy Statement, and the Proxy enclosed herewith are sent to you by order of the Board of Directors of the Company.



                         FOR THE BOARD OF DIRECTORS




                         DOUGLAS S. ZORN, CEO, PRESIDENT AND SECRETARY


Fremont, California
January 28, 1999

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. EACH PROXY GRANTED MAY BE REVOKED BY THE SHAREHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED.
--------------------------------------------------------------------------------

                            NHANCEMENT TECHNOLOGIES, INC.

                                   ---------------

               PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS


     The enclosed Proxy is solicited on behalf of the Board of Directors of NHancement Technologies Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Shareholders ("Annual Meeting") to be held February 25, 1999, at 2:30 p.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of 1999 Annual Meeting of Shareholders. The 1999 Annual Meeting will be held at 39420 Liberty Street, Fremont, California 94538.

     The Company's principal executive offices are located at 39420 Liberty Street, Fremont, California 94538. The telephone number at that address is
(510) 744-3333.

     These proxy solicitation materials were mailed on or about January 28, 1999 to all shareholders entitled to vote at the Annual Meeting.


                    INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on January 6, 1999 (the "Record Date") are entitled to notice of, and to vote at, the 1999 Annual Meeting. At the Record Date, 5,808,682 shares of the Company's Common Stock, and all shares of Common Stock into which shares of Series A Convertible Preferred Stock ("Preferred Stock") are convertible $.01 par value per share (the "Common Stock"), were issued and outstanding. At the Record Date Preferred Stock converts into 529,254 shares of Common Stock. The conversion rate for converting Preferred Stock to Common Stock fluctuates but is fixed as of the Record Date. The holders of Preferred Stock shall vote with the holders of Common Stock as a single class with each share of Preferred Stock entitled to the number of votes that he or she would have if such shares were converted into Common Stock as of the Record Date. Each share has one vote on all matters. No cumulative voting is permitted. The Company's By-Laws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted in determining the number of shares present for purposes of establishing a quorum for the transaction of business, but will not be voted in favor of the proposals and will have the same effect as a vote against the proposals. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     Shareholders may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company's Corporate Secretary at the Company's principal offices referred to above prior to the 1999 Annual Meeting a written notice of revocation, or by delivering a duly executed proxy bearing a date later than that of the previous proxy.

SOLICITATION

     The cost of soliciting proxies for the 1999 Annual Meeting will be borne by the Company. The Company may use the services of its directors, officers and others to solicit proxies, personally, by telephone, telegraph or facsimile transmission. Additionally, the Company may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses in forwarding solicitation materials to the beneficial owners of the stock held of record by such persons.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR ANNUAL MEETING FOR FISCAL YEAR 2000

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Company no later than October 23, 1999 to be included in the proxy statement and form of proxy relating to that meeting.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the 1999 Annual Meeting which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the shareholder must do so no later than January 9, 1999. If such a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 1999 Annual Meeting.


                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS

     Four directors are to be elected at the 1999 Annual Meeting of Shareholders. The term of office for each person who is a nominee will expire at the next Annual Meeting of Shareholders or when his successor shall have been elected and qualified. Four persons now serving on the Board are being proposed for election to the Board of Directors at the 1999 Annual Meeting. Unless otherwise instructed in the enclosed form of proxy, the proxy holders intend to vote shares of stock represented thereby FOR the election of the four nominees named below.

     Each of the nominees has consented to being nominated for a directorship and, to the best knowledge of the Board of Directors, each nominee, if elected, intends to serve the entire term for which election is sought. If any nominee becomes unavailable or unable to serve, the proxy holders will cast the votes for a substitute nominee designated by the Board of Directors. At this time, the Board of Directors of the Company has no reason to believe that any nominee will be unwilling or unable to serve if elected.

     Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THE LISTED NOMINEES.

REQUIRED VOTE

     The four nominees receiving the highest number of affirmative votes will be elected as directors of the Company.

DIRECTOR NOMINEES

     The names of the nominees for election to the Board of Directors of the Company and certain information about them, including their principal occupation and business experience for at least the past five years, are set forth below. Information about the stock ownership of each director, and all current directors and executive officers of the Company as a group, is set forth under "Security Ownership of Certain Beneficial Owners and Management."

      Nominees           Age      Served as                Principal Occupation
                               Director Since

Douglas S. Zorn          49        1994*       Chief Executive Officer, President, Chief Financial
                                               Officer, Treasurer and Secretary of the Company
James S. Gillespie       45        1996**      Former Vice President, Sales of the Company; former
                                               President of Voice Plus, Inc.

Robert L. Schmier        50        1999        Director

N. Bruce Walko           58        1999        Director


* Includes service as a director of the Company's predecessor, BioFactors, Inc.
**  Did not serve as Director from September 23, 1998 through January 5, 1999

     DOUGLAS S. ZORN. Effective January 6, 1999 Mr. Zorn became interim Chief Executive Officer and President to fill the vacancies created by the resignation of Esmond T. Goei, former Chief Executive Officer and President. Mr. Zorn has served as Executive Vice President, Chief Financial Officer, Secretary and a director of the Company since its incorporation in October 1996. Mr. Zorn currently is servicing as Chief Executive Officer, President Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Zorn served as Executive Vice President, Secretary and Treasurer and Chief Financial and Operating Officer of BFI from December 1993 until February 1997, and as a director from June 1994 until February 1997. From 1991 until he joined BFI, Mr. Zorn was Chief Financial Officer of Monterey Telecommunications Corporation, an OEM wireless switch manufacturer for Motorola, Inc. From 1983 to 1991, he was employed by Centigram Communications Corporation where he last served as Vice President of Finance and Administration. Prior to joining Centigram, Mr. Zorn held various positions with Gould, Inc., a manufacturer of sophisticated logic test instruments, including Operation Controller of the Biomation Division. Mr. Zorn is a licensed certified public accountant.

     JAMES S. GILLESPIE. Mr. Gillespie served as Vice President, Sales and a director of the Company since its incorporation in October 1996. He resigned his position of Vice President of Sales in April 1998, and resigned as a director of the Company on September 22, 1998; he was reappointed as a director of the Company on January 6, 1999. In addition, he currently serves as a Consultant to the Company. Mr. Gillespie was the founder of VPI and served as President and Chief Executive Officer since VPI's incorporation in 1987 until his resignation in April 1998. Mr. Gillespie was with Centigram Communications Corporation, a voice messaging equipment manufacturer and VPI's largest equipment supplier, from 1983 to 1986, during which time he held a number of positions, with his final position being Director of National Sales.

     ROBERT L. SCHMIER. Mr. Schmier has been President and general partner of Schmier & Feurring Properties, Inc. since 1981. Mr. Schmier has also served as owner, developer, and property manager of shopping centers and office buildings in Palm Beach County, Florida. From 1974 through 1981 he was president of Abbey Home, Inc., a developer of single-family lots and custom home builder in Oakland County, Michigan. Mr. Schmier has a B.A. from the University of Michigan and a J.D. from the University of Michigan, Law School.

     N. BRUCE WALKO. Mr. Walko is currently a consultant for several telemanagement corporations. He previously served as Vice President of Marketing for MTC NetSource, an international long distance and Internet services provider. Prior to MTC he was the Southeast Regional General Manager, NextWave Telecom (1994-1997). Before joining Next Wave Mr. Walko served as Regional General Manager for CellularOne (McCaw, now AT&T Wireless) in Central and Northern Florida from 1993-1994. In addition, he managed McCaw's advanced cellular system tests (at MGM studios, Walt Disney World). Before joining McCaw, he was the Southwest Region General Manager of US West Cellular (1989-1993). Mr. Walko has a B.S. degree in

Computer Science from Purdue University and an M.B.A. in finance and marketing from the University of Southern California.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met a total of 9 times during the fiscal year ended September 30, 1998.

     The Audit Committee of the Board of Directors consisted of former directors Gary Nemetz and James Boyle. After their resignations from the Board on January 6, 1999, Messrs. Schmier and Walko were appointed to the Audit Committee. This committee is primarily responsible for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and systems of internal controls, and reporting to the Board with respect thereto.

     The Compensation Committee of the Board of Directors, consisted of Directors Nemetz, Boyle and Santanu Das. After their resignations from the Board on January 6, 1999, Messrs. Gillespie and Walko were appointed to the Compensation Committee. This committee is primarily responsible for reviewing the compensation of executives of the Company and recommending changes to the Board, as well as administering the Company's Equity Incentive Plan with respect to executives.

     During the fiscal year ended September 30, 1998, no director attended less than 75% of the aggregate of all meetings of the Board of Directors (including meetings of the predecessor Board of Directors) and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company or its subsidiaries are not separately compensated for serving on the Board of Directors. Prior to November 1998, non-employee directors were entitled to receive a fee of $1,000 per Board meeting requiring personal attendance and a fee of $250 per telephonic Board meeting and committee meeting not part of, immediately preceding or following, a scheduled Board meeting and also were reimbursed for reasonable travel-related expenses for attendance at meetings. The non-employee director who chairs the Board's compensation committee and the non-employee director who chairs the Board's audit committee were each entitled to be paid $12,000 per year in addition to compensation for Board of Director meetings. Effective November 1998, non-employee directors no longer receive fees for attendance at Board meetings requiring personal attendance, telephonic Board meetings or committee meetings. In addition, the non-employee directors who chair the Board's compensation and audit committees will not receive additional compensation for either of these positions.

     On October 30, 1998, the Company granted to Thomas Lawrence, in connection with his appointment to the Board of Directors, a non-statutory option ("NSO") to purchase 20,000 shares of Common Stock at a price per share of $1.15625, one quarter of which vests on each of the four succeeding anniversary dates of the grant. Mr. Lawrence resigned from the Board on January 13, 1999 at which time there were no vested shares under his options. Such options therefore terminated in connection with his resignation from the Board. Under the Company's Equity Incentive Plan, each outside director who has served for a full fiscal year will be granted annually a NSO to purchase 2,000 shares of Common Stock, which will vest one-third on each of the first, second and third anniversaries of the date of grant. Messrs. Boyle, Das, Lawrence and Nemetz, who resigned as directors in January 1999, did not receive these grants from the date of the annual meeting in August 1997 through the dates of their resignations.

                                    PROPOSAL NO. 2
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed BDO Seidman, LLP, independent public accountants, as the Company's independent auditors to audit the books, records and accounts of the Company for the current fiscal year ending September 30, 1999. Such appointment is being presented to the shareholders at the 1999 Annual Meeting for ratification. BDO Seidman, LLP has audited the Company's (or its predecessors) financial statements since the fiscal year ended December 31, 1994.

     A representative of BDO Seidman, LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ITS APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

REQUIRED VOTE

     The affirmative vote of a majority of the shares of the Company's Common Stock and the shares of Preferred Stock Convertible into Common Stock represented and voting at the Annual Meeting will be required to approve and ratify the Board's appointment of BDO Seidman, LLP for the fiscal year ending September 30, 1999.

                                      MANAGEMENT

     The Company is not aware of any "family relationships" (as defined in Item 401(c) of Regulation S-B promulgated by the Securities and Exchange Commission) between or among any of the director nominees and/or any of the executive officers.

     The following table sets forth certain information with respect to each of the directors, executive officers and significant employees of the Company and its subsidiaries as of January 14, 1999.

          Name        Age                      Position

Douglas S. Zorn       49      President, CEO, Chief Financial Officer, Treasurer,
                              Secretary and Director

Linda V. Moore        52      Vice President, General Counsel and Assistant
                              Secretary

James B. Linkous      42      Senior Vice President Sales, General Manager of
                              Voice Plus, Inc.

James Han             49      General Manager, Infotel Technologies Pte Ltd

James S. Gillespie    45      Former Vice President Sales and Former President of
                              Voice Plus, Inc.

Robert L. Schmier     50      Director

N. Bruce Walko        58      Director


     DOUGLAS S. ZORN. Effective January 6, 1999, Mr. Zorn became Interim President and Chief Executive Officer to fill the vacancies created by the resignation on the same date of the former Chief Executive Officer and President, Esmond T. Goei. resignation. Mr. Zorn is currently serving as Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Zorn served as Executive Vice President, Chief Financial Officer, Secretary and a director of the Company since its incorporation in October 1996. Mr. Zorn served as Executive Vice President, Secretary, Treasurer and Chief Financial and Operating Officer of BFI since December 1993 and as a director since June 1994. From 1991 until he joined BFI, Mr. Zorn was Chief Financial Officer of Monterey Telecommunications Corporation, an OEM wireless switch manufacturer for Motorola, Inc. From 1983 to 1991, he was employed by Centigram where he last served as Vice President of Finance and Administration. Prior to joining Centigram, Mr. Zorn held various positions with Gould, Inc., a manufacturer of sophisticated logic test instruments, including Operation Controller of the Biomation Division. Mr. Zorn is a licensed certified public accountant.

     LINDA V. MOORE. Ms. Moore has served as Vice President, General Counsel and Assistant Secretary of the Company since September 7, 1998. From 1989, until she joined the Company, Ms. Moore served as General Counsel and Secretary for Jabil Circuit, Inc., a printed circuit board assembly manufacturer. Ms. Moore has also held positions with El Camino Resources, Ltd., Chrysler Systems Leasing, Inc., Caterpillar Inc. and CMI Corporation.

     JAMES B. LINKOUS. Mr. Linkous has served as Senior Vice President of Sales and General Manager of Voice Plus, Inc. since April 1998. Mr. Linkous has worked for several key telecommunications distributors, including most recently COM-AID/NEXUS Integrated Solutions, where he was Vice President and General Manager. Mr. Linkous helped position COM-AID as the largest independent NEC dealer in the Western U.S. Previously he was National and Major Accounts Manager for U.S. WEST Communications. He also has extensive background in Call Center and CTI applications, which are future target markets for the Company.

     JAMES HAN. Mr. Han is a founding member of Infotel and has served as General Manager since the company started operation in 1984. Prior to jointing Infotel, he was with an Australian company, Associated Technical Services Pte. Ltd. (ATS), from 1977 to 1984 and was the General Manager at the time of his departure. ATS is a wholly owned subsidiary of Elsers IXL, an Australian public company. AST was involved in distribution and support of telecommunication products, marine communication and navigational equipment and medical and analytical instruments.


     JAMES S. GILLESPIE. Mr. Gillespie served as Vice President of Sales and a director of the Company since its incorporation in 1996. He resigned his position as Vice President of Sales in April 1998, and resigned as a director of the Company on September 22, 1998; he was reappointed as a director of the Company on January 6, 1999. In addition, he currently serves as a consultant to the Company. Mr. Gillespie was the founder of VPI and served as President from VPI's incorporation in 1987 until his resignation in April 1998. Mr. Gillespie was with Centigram Communications Corporation from 1983 to 1986, during which time he held a number of positions, with his final position being Director of National Sales.

     ROBERT L. SCHMIER. Mr. Schmier has been President and general partner of Schmier & Feurring Properties, Inc. since 1981. Mr. Schmier has also served as owner, developer, and property manager of shopping centers and office buildings in Palm Beach County, Florida. From 1974 through 1981, he was President of Abbey Homes, Inc., a developer of single-family lots and custom home builder in Oakland County, Michigan. Mr. Schmier has a B.A. from the University of Michigan and a J.D. from the University of Michigan, Law School.

     N. BRUCE WALKO. Mr. Walko is currently a consultant for several telemanagement corporations. He previously served as Vice President of Marketing for MTC NetSource, an international long distance and Internet services provider. Prior to MTC he was the Southeast Regional General Manager, NextWave Telecom (1994-1997). Before joining Next Wave, Mr. Walko served as Regional General Manager for CellularOne (McCaw, now AT&T Wireless) in Central and Northern Florida (1993-1994). In addition, he managed McCaw's advanced cellular system tests (at MGM studios, Walt Disney World). Before joining McCaw, he was the Southwest Region General Manager of US West Cellular (1989-1993). Mr. Walko has a B.S. degree in Computer Science from Purdue University and a M.B.A. in finance and marketing from the University of Southern California.

                                 CERTAIN TRANSACTIONS

     On April 15, 1997, the Board of Directors approved a short-term loan to Esmond T. Goei to assist him with the costs of relocation due to the Company's headquarters move from Colorado to California. The principal amount of the loan is $60,000, with interest accruing at seven percent (7%) per annum. Principal and interest are due on April 18, 1999. As of September 30, 1998, principal and unpaid interest totaled approximately $66,100.

     On December 15, 1997, the Company consummated a stock purchase acquisition with Advantis Network & System Sdn Bhd, a Malaysian corporation ("Advantis"). The Company purchased all of the shares of stock of Advantis from the six (6) stockholders who owned all of the issued and outstanding shares of Advantis ("Advantis Stockholders"). The purchase price consisted of newly issued shares of the Common Stock of the Company. As a result of the transaction, Advantis became a wholly owned subsidiary of the Company, and the Advantis Stockholders became stockholders of the Company. As of December 31, 1997, the Advantis Stockholders had received a total of 208,500 shares of the Company's Common Stock, with no Advantis Stockholder receiving more than 2.3% of the total issued and outstanding shares of the Company. At the time of the Advantis acquisition, an Advantis Stockholder had an outstanding loan payable to Advantis. This loan arose in April 1997, at which time proceeds from a term loan to the Company from a third party were advanced to such Advantis Stockholder in return for a promissory note payable to Advantis. Under the terms of the note, repayments, including interest, were to Advantis' payments due under the term loan. Those payments provide for monthly principal and interest payments of $2,600 through April 2012, with interest payable at the Base Lending Rate in Malaysia plus 2.23%. At September 30,
1998, the Company had no further involvement with this loan arrangement as the disposal of Advantis by the Company was completed prior to the end of September 1998.

     Upon consummation of the VPI merger on February 3, 1997, the Company acquired all of the capital stock of VPI from Mr. Gillespie for total consideration valued at approximately $6,180,000, consisting of: (i) $1,500,000 in two long-term notes in the principal amounts of $1,000,000 and $500,000, respectively, bearing interest at the medium-term United States Treasury Bill rate declared at the close of business on the maturity date or earlier payment date and maturing on the three-year anniversary of the date of issuance but payable earlier, dependent upon the future earnings of VPI, with fifty percent (50%) of VPI's pre-tax profits to be applied to pay principal and accrued interest on the $1,000,000 note quarterly, and $62,500 of principal and accrued interest to be paid on the $500,000 note in any quarter in which VPI is profitable, beginning 45 days after the close of the first fiscal quarter in 1997; (ii) $2,400,000 in shares of Common Stock sold in the Company's IPO (being 600,000 shares based on the price to the public in the IPO of $4.00 per share); and (iii) $2,280,000 in restricted shares of Common Stock (being 712,500 shares based on the estimated fair value of $3.20 per share). In the event of a material breach by the Company of the employment agreement with Mr. Gillespie, the two promissory notes would have been accelerated and immediately become due and payable. However, Mr. Gillespie's employment agreement with the Company terminated effective upon his resignation as an officer of the Company, on terms whereby the Company and Mr. Gillespie agreed, not to accelerate payments due under those notes. During 1997, an aggregate of $1,250,000 was paid to Mr. Gillespie in connection with the $1,500,000 of notes payable issued to him by the Company. At September 30, 1998, Mr. Gillespie was owed a total of $187,500 on these notes. See Item 10, "Employment Agreements." Except for 150,000 shares which were registered under an S-3 Registration Statement declared effective by the SEC on June 2, 1998, restricted shares are subject to a lock-up agreement in favor of Chatfield Dean & Co., the representative of the underwriters of the IPO, for 18 months following the consummation of the IPO with respect to 50% of the shares, and for 24 months following the consummation of the IPO with respect to the remaining 50% of the shares. Regardless of the lock-up agreement and the shares registered on Form S-3, Mr. Gillespie is an affiliate of the Company and, as such, is subject to various restrictions on any transfers of his shares.

     The Company entered into a bridge loan with the holders of the Series A Convertible Preferred Stock (the "Preferred Stockholders") and certain management stockholders. NHancement Technologies Inc. used the funds in the aggregate amount of $1,400,000 to complete the acquisition of Infotel. Interest was payable on the promissory notes at a rate of 10% per annum. Funds loaned to the Company by the preferred Stockholders totaled $750,000. The notes payable to the Preferred Stockholders provided for repayment on the earlier of the closing of the next tranche of the Company's Preferred Stock in accordance with the terms of the Securities Purchase Agreement, as amended, or 90 days from the date of issuance. The Company amended the agreement in September of 1998 limiting further dilutive issuances under the financing agreement, except by mutual consent of the parties. Additionally, the notes payable to the preferred Stockholders, which were originally to be applied against the purchase price of additional Preferred Stock available for purchase under the Securities Purchase Agreement, subject to receipt by the Company of certain stockholder approvals, and all accrued interest and a $135,000 premium, were paid on September 30, 1998. Funds loaned to the Company by members of management totaled $650,000, of this amount, $125,000, $225,000 and $300,000 were loaned to the Company by Esmond T. Goei, former Chairman of the Board and Chief Executive Officer of the Company, Douglas S. Zorn, then Executive Vice President and Chief Financial Officer of the Company, and James S. Gillespie, formerly the President of Voice Plus, Inc., respectively. The notes payable to management provided for interest at the rate of ten percent (10%) per annum and for repayment within 90 days from the date of the loan. The promissory notes (plus accrued interest) were paid in full and cancelled on November 4, 1998.

                                  OTHER INFORMATION

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company for the fiscal year ended September 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 14, 1999, by (a) each person known to the Company to own beneficially more than 5% of the Company's Common Stock, (b) each of the Company's directors and Named Executive Officers, and 9c) all executive officers and directors as a group.

                                                   Common Stock                 Preferred Stock

        Names and Addresses              Beneficially       Ownership     Beneficially   Ownership
                                           Owned (1)          % (1)        Owned (1)       %(1)

James S. Gillespie                        815,000 (2)         14.19%            --            --
198 country club Drive
Incline Village, Nevada  89451
Edmond T. Goei                            421,515 (3)          7.03%            --            --
c/c NHANCEMENT Technologies Inc.
39420 Liberty Street, Suite 250
Fremont, California  94538
Douglas S. Zorn                           405,325 (4)          6.77%             --            --
c/o NHANCEMENT Technologies Inc.
39420 Liberty Street, Suite 250
Fremont, California  94538
Robert L. Schmier                         125,000 (5)          2.19%            --            --
c/o Schmier & Feurring Properties, Inc.
7777 Glades Road, Suite 310
Boca Raton, FL  33434-4195
N. Bruce Walko                             38,593 (6)              *            --            --
5107 Timberview Terrace
Orlando, FL 32818

The Endeavour Capital Fund S.A.           332,822 (5)          5.51%         2,441        100.0%
c/o Endeavour Management Inc.
14/14 Divrei Chaim St.
Jerusalem  94479
AMRO INTERNATIONAL S.A.                   401,734 (6)           7.03%           --            --
50 ULTRA FINANCE
Gross Munster Platz 26
Zurich LH  8022
Switzerland
Directors and executive officers         1,776,840 (7)          28.1%           --            --
as a group (8 persons)



*    Less than 1%.


(1) Based on 5,717,228 shares of Common Stock and 2,441 shares of Preferred Stock issued and outstanding as of January 14, 1998. This number reflects the cancellation on 1/14/99 of 91,454 shares previously issued to Advantis shareholders.
(2)  Includes warrants to purchase 27,500 shares of Common Stock.
(3) Includes options that are presently exercisable or that will become exercisable within 60 days to purchase 168,750 shares of Common Stock at an exercise price of $3.20 per share, 58,333 shares of Common Stock at $3.875 per share and warrants to purchase 51,519 shares of Common Stock.
(4) Includes options that are presently exercisable or that will become exercisable within 60 days to purchase 140,625 shares of Common Stock at an exercise price of $3.20 per share, 63,888 shares of Common Stock at $3.875 per share and warrants to purchase 61,375 shares of Common Stock.
(5) Includes 322,822 shares of Common Stock receivable upon conversion of Preferred Stock (including accrued dividends) held by the Endeavour Capital Fund S.A. assuming conversion as of January 14, 1999.
(6) Represents the number of shares of Common Stock received upon conversion of Preferred Stock (including accrued dividends) held by AMRO INTERNATIONAL S.A.
(7) Includes options that are presently exercisable or that will become exercisable within 60 days to purchase 431,596 shares of Common Stock and warrants to purchase 140,394 shares of Common Stock. Mr. Gaei, who resigned his officer and director positions in January 1999, is included in this calculation.

                          EXECUTIVE COMPENSATION

     The following table, and the accompanying explanatory footnotes, include annual and long-term compensation information for services rendered in all capacities during the fiscal years ended September 30, 1998 and December 31, 1997 and 1996 by (i) the Company's then Chief Executive Officer and (i) the three other most highly compensated executive officers of the Company (or its subsidiaries) at September 30, 1998, who received compensation of at least $100,000 during the fiscal year ended September 30, 1998 (collectively, the "Named Executive Officers").

                                                       SUMMARY COMPENSATION TABLE

                                                           Annual Compensation                           Long-Term
                                                                                                    Compensation Awards

        Name and Position          Year           Salary ($)     Bonus ($)       Other Annual      Restricted         Securities
                                                                                 Compensation     Stock Awards        Underlying
                                                                                       ($)               ($)            Options (#)
Esmond T. Goei(1)                  1998 (2)          157,500              --           9,700 (3)            --             --


Former Chairman of the Board,      1997              163,750              --          38,000 (4)            --         100,000 (5)

President and Chief Executive      1996 (6)          135,000         125,000             -- (7)             --

Officer


Douglas S. Zorn (8)                1998 (2)          112,500              --           8,400 (3)            --             --

President, Chief
Executive Officer                  1997              150,000              --          86,000 (9)            --         100,000 (5)

Chief Financial Officer,           1996 (6)          135,000         125,000              -- (7)            --             --
Treasurer, and Secretary

James S. Gillespie (10)            1998 (11)           93,700              --         88,400 (12)           --


Former Vice President of Sales     1997               150,000              --        230,000 (13)            --            --

and Former President of VPI        1996               300,000         550,000      1,003,130 (14)            --            --

James B. Linkous                   1998 (15)           65,400          36,000 (16)    13,650 (17)            --        100,000 (18)

Vice President of Sales and

General Manager of VPI

(1) Mr. Goei held the listed positions through the fiscal year ended September 30, 1998. He resigned his officer positions on January 6, 1999 and resigned as a director on January 13, 1999.
(2)   Represents the nine-month period ended September 30, 1998.
(3)   Automobile allowance for the nine-month period ended September 30, 1998.
(4) Mr. Goei was reimbursed by the Company in fiscal 1997 $25,000 for previous years vacation accrued but not take and automobile expenses.
(5) BFI options for 1995 were re-granted upon the Company's February 4, 1997 IPO at the exercise price and vesting schedules as established by BioFactors.
(6)   Data reflects compensation paid by BFI for fiscal years 1995 and 1996.
      In 1995, the Company and Messrs. Goei and Zorn orally agreed that future cash salary payments would be suspended until BFI had obtained sufficient funding to pursue a public offering of its securities. During the period of suspension, from April through December 1995, Messrs. Goei and Zorn continued to pursue their respective duties in the interest of BFI. BFI compensated Mr. Goei and Mr. Zorn for their respective past salaries by issuing to each of them 87.475 shares of restricted stock of BFI.
(7) Perquisites do not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.
(8) Mr. Zorn held the position of Executive Vice President, Chief Financial Officer and Secretary through the fiscal year ended September 30, 1998. On January 6, 1998, he was appointed interim CFO and President of the Company; he continues to serve as CFO, Treasurer and Secretary.
(9) Mr. Zorn was reimbursed by the Company in fiscal 1997 for $55,000 in moving expenses and $25,000 for previous year vacation accrued but not taken and automobile expenses.
(10) Data reflects compensation paid by VPI for 1995, 1996 and January 1997. Thereafter, compensation was paid by the Company.
(11) Represents the period January 1, 1998 through Mr. Gillespie's last date of employment, April 16, 1998.
(12) Represents accrued vacation pay of $39,500, consulting fees of $44,700 accrued for the period April 16, 1998 through September 30, 1998 and automobile allowance of $4,200.
(13)   Represents sales commissions paid to Mr. Gillespie.

(14) Mr. Gillespie, formerly the sole shareholder of VPI, received a $1.0 million dividend from VPI in 1996, approximately $450,000 of which was to reimburse Mr. Gillespie for income taxes paid by him during that year.
(15) Represents the period from Mr. Linkous' hire date of April 18, 1998 through September 30, 1998.
(16) Represents signing bonus repayable to the Company if Mr. Linkous leaves the Company within 1 year.
(17)  Represents commissions of $10,900 and automobile allowance of $2,750.
(18) These options were granted on July 2, 1998 under the Company's Equity Incentive Plan ("Plan"). The options become exercisable at the rate of 1/4 after one year and then 1/36 per month over 36 months.

                         OPTION GRANTS IN CALENDAR 1998

   The following option grants were made to the Named Executive Officers during the fiscal year ended September 30, 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 (INDIVIDUAL GRANTS)

                    Name                            Number of      Percent of Total          Exercise         Expiration
                                                   Securities      Options Granted       Price ($/Shr) (2)       Date
                                                   Underlying      to Employees in
                                                    Options          Fiscal Year
                                                  Granted (1)
James B. Linkous, VP Sales and General Manager         100,000               38.9%             $2.06           7/2/2008
of VPI

(1) These options were granted on July 2, 1998, under the Company's Equity Incentive Plan ("Plan"). The options generally expire in ten years, become exercisable at the rate of 1/4 after one year and then 1/36 per month over the next 36 months.
(2) The exercise price was deemed to be equal to 100% of the fair market value on the date immediately preceding the date of the grant, as determined by the closing price as reported on the Nasdaq SmallCap Market System.


       The following table sets forth certain information regarding option exercises during the nine month period ended September 30, 1998 and the number of shares covered by both exercisable and unexercisable stock options as of September 30, 1998 for each of the Named Executive Officers:

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR-END OPTION VALUES

                                                            Number of Securities Underlying            Value of Unexercised
                                                                     Unexercised                       In-the-Money Options
                                                             Options at September 30, 1998             at September 30, 1998

            Name            Shares            Value         Exercisable       Unexercisable       Exercisable       Unexercisable
                          Acquired on      Realized ($)
                          Exercise (#)


Esmond T.  Goei                     --               --          218,750              50,000                --                  --
Douglas S.  Zorn                    --               --          190,625              50,000                --                  --
James S.  Gillespie                 --               --               --                  --                --                  --
James B. Linkous                    --               --               --             100,000                --                  --



        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

THE COMMITTEE'S RESPONSIBILITIES: The Compensation Committee of the Board (the "Committee") has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of outside directors. Reports of the Committee's actions are presented to the full Board. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the compensation of the Company's executive officers.

Prior to their resignations on January 6, 1999, the Compensation Committee members were Messrs. Nemetz, Boyle and Das. On January 13, 1999, Messrs. Schmier and Walko were appointed to serve as the members of the Compensation Committee. As of the date of these proxy materials there had been no meeting of the new Compensation Committee. Accordingly, this report is submitted by the former Compensation Committee members.

COMPENSATION PHILOSOPHY: The Committee has approved principles for the executive compensation program which:

- Encourage the development and the achievement of strategic objectives that enhance long-term stockholder value;

- Attract, retain and motivate key personnel who contribute to the long-term success of the Company; and

- Provide a compensation package that recognizes both Company performance and individual contributions.

COMPENSATION METHODOLOGY: In order to attract and maintain superior executive talent, the Company strives to provide an executive compensation program that is both competitive and performance-based. To assist in benchmarking the competitiveness of the major components of its executive compensation plan, the Company uses the Annual Compensation Surveys created for the American Electronics Association by William M. Mercer Incorporated, a nationally recognized executive compensation firm.

COMPONENTS OF COMPENSATION:

- BASE SALARY. Base salary is intended to be competitive with the salaries of comparable executives at companies of similar size and location. It is also intended to reflect an officer's experience and role in developing and implementing overall business strategy for the Company.

- BONUSES. The Company believes that a portion of the annual compensation of an executive should be contingent upon the performance of the Company. Bonuses are awarded on an annual basis and are based on both subjective and qualitative factors such as profitability of the Company and operational performance.

- LONG-TERM INCENTIVES. Stock options are granted periodically by the Stock Option committee. Options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the last market trading day prior to the date of grant and vest over a period of 48 months. This approach is designed to create stockholder value over the long-term since the options only provide value to the recipient when the price of the stock is greater than the exercise price.

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER COMPENSATION: The base salary of Mr. Goei was increased in fiscal year 1998 to be competitive with the salaries of comparable executives in companies of similar size and location. Mr. Zorn received no increase in fiscal year 1998. No bonuses or long-term incentives were awarded to Messrs. Goei and Zorn during the fiscal year 1998.

                              By the former members of the Compensation
                                  Committee (each having resigned on
                                  January 6, 1999).

                              Gary L. Nemetz

                              James Boyle

                              Dr. Santanu Das



Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was or is an officer or employee of the Company.

                        COMPANY STOCK PRICE PERFORMANCE

     The following graph shows a two year comparison of cumulative total return for the Company's Common Stock, the Nasdaq Stock Market - U.S. Companies Index and the Nasdaq Stock Market- Telecommunications Equipment and Services Index.

                                                                  Nasdaq Stock Market - Telecommunications
   NHAN      Nasdaq Stock Market - U.S. Companies Index                  Equipment and Services Index
-----------------------------------------------------------------------------------------------------------
 $100.00                     $100.00                                            $100.00
  $63.00                     $116.00                                            $102.00
  $21.00                     $119.00                                            $112.00
  $16.00                     $162.00                                            $144.00


          ASSUMES $100 INVESTED ON FEBRUARY 4, 1997 IN EACH INVESTMENT. TOTAL RETURN ASSUMES REINVESTMENT OF ANY DIVIDENDS; NO DIVIDENDS WERE DECLARED BY THE COMPANY DURING THE TWO-YEAR PERIOD. PAST RESULTS ARE NOT AN INDICATION OF FUTURE INVESTMENT RETURNS.

                                    OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting.   If
any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless
of the number of shares which you hold.   You are, therefore, urged to execute
and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.




                                   FOR THE BOARD OF DIRECTORS


                                   DOUGLAS S. ZORN, CHIEF EXECUTIVE OFFICER
                                      AND PRESIDENT
                                   NHANCEMENT TECHNOLOGIES INC.


Dated:  January 28, 1999

                          NHANCEMENT TECHNOLOGIES INC.
 PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 25, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Douglas S. Zorn as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock and all shares of Common Stock into which shares of Series A Convertible Preferred Stock were convertible, par value $0.01 per share ("Common Stock") of NHancement Technologies Inc. (the "Company") held of record by the undersigned on January 6, 1999, at the 1999 annual meeting of stockholders to be held on February 25, 1999 at 2:30 p.m. local time, or any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE LISTED NOMINEES AND APPROVAL OF ITEM 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS' RECOMMENDATIONS.

1. Proposal to elect four (4)         / / FOR all nominees listed        / / WITHHOLD AUTHORITY TO VOTE FOR
   directors to serve for a term of     (EXCEPT AS MARKED TO THE             INDIVIDUAL NOMINEES LISTED
   one year and until their successors     CONTRARY)                         BELOW:
   shall have been duly elected and
   qualified.
                    Douglas S. Zorn, James S. Gillespie, Robert J. Schmier, N. Bruce Walko

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW
                A LINE THROUGH OR OTHERWISE STRIKE OUT HIS NAME.
   IF AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE IS NOT WITHHELD, THE
       EXECUTION OF THIS PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.)

--------------------------------------------------------------------------------

 PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

2. Proposal to ratify the appointment of BDO Seidman, LLP as the independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30,
   1999.
                           / /  FOR                        / /  AGAINST                        / /  ABSTAIN

    The shares represented by this proxy will be voted as directed by the stockholder. In his discretion, the named proxy may vote on such other business as may properly come before the 1999 Annual Meeting or any adjournments or postponements thereof.

    This proxy revokes all proxies with respect to the 1999 Annual Meeting and may be revoked prior to exercise. Receipt of the Notice of 1999 Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

               / /  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

    Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.
                                       Date: ___________________________________
                                       Signature _______________________________
                                       Signature if held jointly _______________
                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NHANCEMENT TECHNOLOGIES INC. PLEASE SIGN AND RETURN THIS PROXY USING THE ENCLOSED PRE-PAID ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.